Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of BondBloxx USD High Yield Bond Sector Rotation ETF on Form N-1A, a series of BondBloxx ETF Trust, of our report dated August 29, 2022, relating to the financial statements and financial highlights of Highland/iBoxx Senior Loan ETF, the predecessor Fund, for the year ended June 30, 2022, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and “Miscellaneous Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 14, 2023

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099   |   866.818.4538 fax   |   cohencpa.com

Registered with the Public Company Accounting Oversight Board